Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Scientific Industries, Inc. and Subsidiaries of our report dated October 9, 2020, except for the subsequent disposition of the Company’s subsidiary described in Note 16 as to which the date is August 4, 2021, relating to the consolidated financial statements of Scientific Industries, Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the caption "Experts" in the prospectus.

Nussbaum Berg Klein & Wolpow, CPAs LLP

Melville, New York
August 04, 2021